CONTACTS
From: Anthony J. DeFazio	For: Michael Happel
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	mhappel@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500
FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Acquires
Ten Retail Condominiums in Greenwich Village, Manhattan

New York, NY, November 22, 2011 – American Realty Capital New York Recovery REIT, Inc., (the “Company”) announced that on November 18, 2011, it closed on its acquisition of a fee-simple interest in a portfolio of ten retail condominiums located at 122 Greenwich Avenue in the Greenwich Village neighborhood of Manhattan, New York, for a purchase price, excluding acquisition costs, of approximately $22.5 million.

The condominiums are situated at the base of a 30-unit luxury residential condominium building, built in 2009, known as “One Jackson Square” at the intersection of Eighth Avenue and Greenwich Avenue overlooking Jackson Square Park. The property’s location also borders the neighborhoods of Chelsea and the Meatpacking District. One Jackson Square was built to meet US Green Building Council LEED Silver certification standards.

The One Jackson Square portfolio consists of a total of 8,392 square feet, including four retail units containing approximately 7,080 rentable square feet and four basement storage units of approximately 1,312 square feet. Three of the four retail units, representing 78% of the total retail space, are leased to two tenants – a Starbucks coffeehouse and a TD Bank branch.

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital New York Recovery REIT, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.